Sheet1

Merrill Lynch Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Money Reserve Portfolio
For the Period Ending: 06/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2000.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

2/14/2000	$4,375	Edison Asset Securitization	5.82%	2/22/2000
2/23/2000	5,000	Windmill Funding Corp.	5.88	2/25/2000
3/06/2000	4,738	GTE Corporation	5.87	3/29/2000

Edison Asset Securitization
Windmill Funding Corp.
GTE Corporation

Last Updated on 08/29/2000
By Win95 User